EXHIBIT 23.1


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                        Consent of Independent Auditors'


The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia


        We consent to the use of our reports dated June 21, 1996 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Lexington Tower Apartments for the year ended December 31, 1995 for inclusion in a form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc., and to the reference to our firm under the heading "Expert" therein.

                                        /s/ L.P. Martin & Co., P.C.
Richmond, Virginia
November 15, 1996